The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Citigroup Inc.	SUBJECT TO COMPLETION, DATED MAY 14, 2013	May , 2013 Medium-Term Senior Notes, Series H Pricing Supplement No. 2013-CMTNH0097 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-172562

Autocallable Securities Based on Shares of the Market Vectors® Gold Miners ETF Due November     , 2013

▪
The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Inc.  Unlike conventional debt securities, the securities do not pay interest, do not guarantee the repayment of principal at maturity and are subject to potential automatic early redemption on a monthly basis on the terms described below.

▪
The securities provide for the repayment of principal plus a premium following the first monthly valuation date on which the closing price of the underlying shares is greater than or equal to the initial share price.  However, if the closing price of the underlying shares is not greater than or equal to the initial share price on any of the six monthly valuation dates, you will not receive any premium, and if the closing price of the underlying shares on the final valuation date is less than 85% of the initial share price, you will incur a loss on your investment in the securities.  If the securities are not automatically redeemed prior to maturity and the final share price is less than 85% of the initial share price, you will lose 1% of the stated principal amount of your securities for every 1% by which the final share price is below the initial share price.

▪	The securities are subject to the credit risk of Citigroup Inc. If we default on our obligations, you may not receive any amount owed to you under the securities.

KEY TERMS
Underlying shares:	Shares of the Market Vectors® Gold Miners ETF (the “ETF” or “underlying share issuer”) (NYSE Arca symbol: "GDX")
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Pricing date:	May , 2013 (expected to be May 24, 2013)
Issue date:	May , 2013 (three business days after the pricing date)
Maturity date:	November , 2013 (expected to be November 29, 2013)
Valuation dates:
Expected to be June 24, 2013, July 24, 2013, August 26, 2013, September 24, 2013, October 24, 2013 and November 25, 2013 (the “final valuation date”), each subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur

Automatic early redemption:
If, on any of the first five monthly valuation dates, the closing price of the underlying shares is greater than or equal to the initial share price, the securities will be automatically redeemed on the fifth business day following that valuation date for an amount in cash per security equal to $1,000 plus the premium applicable to that valuation date.  If the securities are automatically redeemed following any monthly valuation date, they will cease to be outstanding and you will not be entitled to receive the premium applicable to any later valuation date.

Premium:
The premium applicable to each valuation date will be determined on the pricing date and will be within the range set forth below.  The premium may be significantly less than the appreciation of the underlying shares from the pricing date to the applicable valuation date.
▪ June 24, 2013:1.1667% to 1.5833% of the stated principal amount
▪ July 24, 2013:2.3333% to 3.1667% of the stated principal amount
▪ August 26, 2013:3.5000% to 4.7500% of the stated principal amount
▪ September 24, 2013:4.6667% to 6.3333% of the stated principal amount
▪ October 24, 2013:5.8333% to 7.9167% of the stated principal amount
▪ November 25, 2013:7.0000% to 9.5000% of the stated principal amount

Payment at maturity:
If the securities have not previously been redeemed, you will receive at maturity, for each $1,000 stated principal amount security you then hold, an amount in cash equal to:
▪ If the final share price is greater than or equal to the initial share price:
$1,000 + the premium applicable to the final valuation date
▪ If the final share price is less than the initial share price but greater than or equal to the trigger price:
$1,000
▪ If the final share price is less than the trigger price:
$1,000 × the share performance factor
If the final share price is less than the trigger price, your payment at maturity will be less, and possibly significantly less, than 85% of the stated principal amount.  You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Initial share price:	$ (the closing price of the underlying shares on the pricing date)
Final share price:	The closing price of the underlying shares on the final valuation date
Trigger price:	$ , equal to 85.00% of the initial share price
Share performance factor:	The final share price divided by the initial share price
Listing:	The securities will not be listed on any securities exchange and, accordingly, may have limited or no liquidity.
CUSIP / ISIN:	1730T0TG4 / US1730T0TG49
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per security:	$1,000.00	$7.50	$992.50
Total:	$	$	$
(1) On the date of this preliminary pricing supplement, the estimated value of the securities is $975.00 per security, assuming that the securities are priced at the low end of the ranges specified for the premium above.  The estimated value of the securities on the pricing date may differ from this value but will not be less than $960.00 per security.  The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate.  It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance.  See “Valuation of the Securities” in this pricing supplement.
(2) For information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-3.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Product Supplement No. EA-02-02 dated December 27, 2012                       Underlying Supplement No. 2 dated December 27, 2012
Prospectus Supplement dated December 20, 2012 and Prospectus dated May 12, 2011

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Autocallable Securities Based on Shares of the Market Vectors® Gold Miners ETF Due November , 2013

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity, such as market disruption events and other events affecting the underlying shares. These events and their consequences are described in the accompanying product supplement in the sections "Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date", "—Dilution and Reorganization Adjustments" and "—Delisting, Liquidation or Termination of an ETF", and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlying shares that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

The initial share price and the trigger price are each a “Relevant Price” for purposes of the section "Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments" in the accompanying product supplement.  Accordingly, the initial share price and the trigger price are subject to adjustment upon the occurrence of any of the events described in that section.

Hypothetical Examples

The following table illustrates how the amount payable per security will be calculated if the closing price of the underlying shares on one of the valuation dates is greater than or equal to the initial share price, assuming that the premium applicable to each valuation date is set at the low point of the range set forth on the cover page of this pricing supplement. The actual premium applicable to each valuation date will be determined on the pricing date.  Figures below have been rounded for ease of analysis.

If the first valuation date on which the closing price of the underlying shares is greater than or equal to the initial share price is …	… then you will receive the following payment per security upon automatic early redemption or at maturity, as applicable:
June 24, 2013	$1,000 + applicable premium = $1,000 + $11.67 = $1,011.67
July 24, 2013	$1,000 + applicable premium = $1,000 + $23.33 = $1,023.33
August 26, 2013	$1,000 + applicable premium = $1,000 + $35.00 = $1,035.00
September 24, 2013	$1,000 + applicable premium = $1,000 + $46.67 = $1,046.67
October 24, 2013	$1,000 + applicable premium = $1,000 + $58.33 = $1,058.33
November 25, 2013	$1,000 + applicable premium = $1,000 + $70.00 = $1,070.00

The examples below illustrate how the payment at maturity will be calculated if the closing price of the underlying shares is not greater than or equal to the initial share price on any of the six valuation dates. The examples are based on a hypothetical initial share price of $30.00, a hypothetical trigger price of $25.50 and the hypothetical final share prices indicated below.  If the securities are not automatically redeemed prior to maturity, the actual payment at maturity will depend on the actual final share price, initial share price and trigger price.

Example 1.  The hypothetical final share price is $27.00 (representing a 10% decline from the hypothetical initial share price to the hypothetical final share price), which is less than the hypothetical initial share price but greater than the hypothetical trigger price.

Payment at maturity           =           $1,000 per security.

In this scenario, because the hypothetical final share price is less than the initial share price but greater than the hypothetical trigger price, you would be repaid your stated principal amount at maturity but would not receive any positive return on your investment.

May 2013	PS-2

Citigroup Inc.
Autocallable Securities Based on Shares of the Market Vectors® Gold Miners ETF Due November , 2013

Example 2.  The hypothetical final share price is $24.00 (representing a 20% decline from the hypothetical initial share price to the hypothetical final share price), which is less than the hypothetical trigger price.

Payment at maturity	=	$1,000 × the share performance factor
	=	$1,000 × ($24.00 / $30.00)
	=	$1,000 × 0.80
	=	$800

In this scenario, the hypothetical final share price is less than the hypothetical trigger price.  As a result, you would have 1-to-1 downside exposure to the depreciation of the underlying shares from the initial share price to the final share price.

Example 3.  The hypothetical final share price is $12.00 (representing a 60% decline from the hypothetical initial share price to the hypothetical final share price), which is less than the hypothetical trigger price.

Payment at maturity	=	$1,000 × the share performance factor
	=	$1,000 × ($12.00 / $30.00)
	=	$1,000 × 0.40
	=	$400

In this scenario, the hypothetical final share price is less than the hypothetical trigger price.  As a result, you would have 1-to-1 downside exposure to the depreciation of the underlying shares from the initial share price to the final share price.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the underlying shares.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement and the description of risks relating to the underlying shares contained in the section “Risk Factors” beginning on Page 1 in the accompanying underlying supplement.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

▪
You may lose some or all of your investment. Unlike conventional debt securities, the securities do not guarantee repayment of the stated principal amount at maturity.  If the securities are not automatically redeemed prior to maturity and the final share price is less than the trigger price, you will lose 1% of the stated principal amount of the securities for every 1% by which the final share price is less than the initial share price.  There is no minimum payment at maturity on the securities, and you may lose your entire investment in the securities.

▪	The securities do not pay interest. You should not invest in the securities if you seek current income during the term of the securities.

▪
Your potential return on the securities is limited.  Your potential return on the securities is limited to the applicable premium payable upon automatic early redemption or at maturity, as described on the cover of this pricing supplement. If the closing price of the underlying shares is greater than or equal to the initial share price on one of the valuation dates, you will be repaid the stated principal amount of your securities and will receive the fixed premium applicable to that valuation date, regardless of how significantly the closing price of the underlying shares on that valuation date may exceed the initial share price.  Accordingly, the premium may result in a return on the securities that is significantly less than the return you could have achieved on a direct investment in the underlying shares.  Furthermore, you should understand that you will only receive one of the higher premiums set forth on the cover of this pricing supplement if the underlying shares depreciate following the pricing date, such that the closing price of the underlying shares on one or more valuation dates is less than the initial share price, and then subsequently appreciate to a closing price on a later valuation date that is greater than the initial share price.  However, if the underlying shares depreciate following the pricing date, that may indicate a heightened risk that the closing price of the underlying shares will not be greater than

May 2013	PS-3

Citigroup Inc.
Autocallable Securities Based on Shares of the Market Vectors® Gold Miners ETF Due November , 2013

the initial share price on any valuation date, and that it may be less than the trigger price on the final valuation date, resulting in a loss on your investment.

▪	The securities are subject to the credit risk of Citigroup Inc. If we default on our obligations under the securities, you may not receive any amount owed to you under the securities.

▪
The term of the securities may be as short as one month.  If the closing price of the underlying shares on any valuation date, including the valuation date expected to occur one month after the pricing date, is greater than or equal to the initial share price, the securities will be automatically redeemed.  The earlier the automatic redemption, the lower the premium you will receive.

▪
The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity.  The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities.  CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis.  Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all.  CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason.  If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity.  Accordingly, an investor must be prepared to hold the securities until maturity.

▪
The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price.  The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price.  These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities.  These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you.  The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities.  See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪
The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover of this pricing supplement from its proprietary pricing models.  In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, dividend yields on the underlying shares and the stocks held by the ETF and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours.  Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities.  Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes.  You should not invest in the securities because of the estimated value of the securities.  Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪
The estimated value of the securities would be lower if it were calculated based on our secondary market rate.  The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate.  If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower.  We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences.  Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

▪
The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market.  Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor.  Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used.  In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions.  As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪
The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including the price and volatility of the stocks held by the ETF, the dividend yield on the underlying shares and the stocks held by the ETF,

May 2013	PS-4

Citigroup Inc.
Autocallable Securities Based on Shares of the Market Vectors® Gold Miners ETF Due November , 2013

interest rates generally, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪
Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment.  The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period.  See “Valuation of the Securities” in this pricing supplement.

▪
The performance of the securities depends on the closing price of the underlying shares only on the valuation dates. Furthermore, if the securities are not automatically redeemed prior to maturity, then the amount you receive at maturity will depend only on the closing price of the underlying shares on the final valuation date.  Accordingly, you are subject to the risk that the closing price of the underlying shares on the valuation dates, including the final valuation date, may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities.

▪
Our offering of the securities is not a recommendation of the underlying shares. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares or the stocks held by the ETF or in instruments related to the underlying shares or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other of our affiliates’ activities may adversely affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

▪
The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the underlying shares or stocks held by the ETF or in instruments related to the underlying shares or such stocks. Our affiliates also trade the underlying shares, the stocks held by the ETF and other financial instruments related to the underlying shares and such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪
We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the underlying share issuer or the issuers of the stocks held by the ETF, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪
Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement.  In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying shares unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend.  Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per share.  If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected.  See "Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends" in the accompanying product supplement.

▪
You will have no rights and will not receive dividends with respect to the underlying shares.  If any change to the underlying shares is proposed, you will not have the right to vote on such change, but any such change may adversely affect the market price of the underlying shares.

▪
An adjustment will not be made for all events that may have a dilutive effect on or otherwise adversely affect the market price of the underlying shares.  For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above.  Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event.  Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪
The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of the underlying shares to receive shares of another entity, the shares of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger.  Additionally, if the underlying shares are delisted or the ETF is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the underlying shares.  See "Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Delisting, Liquidation or Termination of an ETF" in the accompanying product supplement.

May 2013	PS-5

Citigroup Inc.
Autocallable Securities Based on Shares of the Market Vectors® Gold Miners ETF Due November , 2013

▪
The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.  If certain events occur, such as market disruption events, events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪
The securities are exposed to concentrated risks affecting the gold and silver mining industry.  The equity securities included in the NYSE Arca Gold Miners Index and that are generally tracked by the ETF are common stocks and American depositary receipts (“ADRs”) of companies primarily engaged in mining for gold and silver.  The underlying shares may be subject to increased price volatility as they are linked to a single industry and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting the industry.  Because the ETF invests primarily in common stocks and ADRs of companies that are involved in the gold mining industry, the underlying shares are subject to certain risks associated with such companies.  Competitive pressures may have a significant effect on the financial condition of such companies in the gold mining industry.  Also, gold mining companies are highly dependent on the price of gold.  Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors.  These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events.  Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market.

The ETF invests to a lesser extent in common stocks and ADRs of companies involved in the silver mining industry.  Silver mining companies are highly dependent on the price of silver.  Silver prices can fluctuate widely and may be affected by numerous factors.  These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as the United Mexican States and the Republic of Peru.  The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals.  In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities.  From time-to-time, above-ground inventories of silver may also influence the market.  The major end-uses for silver include industrial applications, photography, jewelry and silverware.

▪
The ETF invests in ADRs and, accordingly, will be subject to certain risks associated with ADRs.  Certain of the equity securities held by the ETF are ADRs.  The price of an ADR will be affected by fluctuations in the exchange rate between the U.S. dollar and the currency of the ordinary shares underlying the ADR.  Accordingly, fluctuations in exchange rates may affect the market price of the underlying shares and the performance of the securities. In particular, if the U.S. dollar strengthens against the relevant currencies, the market price of the underlying shares will be adversely affected.  Furthermore, the performance of ADRs may diverge from the performance of the ordinary shares that underlie them as a result of differences in liquidity and other factors.

▪
The ETF is subject to risks associated with equity securities of non-U.S. companies.  Certain of the equity securities held by the ETF are issued by non-U.S. companies, including companies that operate in emerging markets.  Accordingly, the ETF will be subject to risks associated with the countries in which those companies operate, including risks of governmental intervention and political instability.

▪
The price of the underlying shares may not completely track the performance of the NYSE Arca Gold Miners Index. The price of the underlying shares will reflect transaction costs and fees of the ETF that are not included in the calculation of the NYSE Arca Gold Miners Index. In addition, the ETF may not hold all of the shares included in, and may hold securities and derivative instruments that are not included in, the NYSE Arca Gold Miners Index.

▪
Changes made by the investment adviser to the underlying share issuer or by the sponsor of the NYSE Arca Gold Miners Index may adversely affect the underlying shares. We are not affiliated with the investment adviser to the underlying share issuer or with the sponsor of the NYSE Arca Gold Miners Index. Accordingly, we have no control over any changes such investment adviser or sponsor may make to the underlying share issuer or the NYSE Arca Gold Miners Index. Such changes could be made at any time and could adversely affect the performance of the underlying shares.

▪
The U.S. federal tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected.  As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and

May 2013	PS-6

Citigroup Inc.
Autocallable Securities Based on Shares of the Market Vectors® Gold Miners ETF Due November , 2013

timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  You should read carefully the discussion under "United States Federal Tax Considerations" and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

May 2013	PS-7

Citigroup Inc.
Autocallable Securities Based on Shares of the Market Vectors® Gold Miners ETF Due November , 2013

Information about the Underlying Shares

The Market Vectors® Gold Miners ETF (the “underlying share issuer”) is an exchange traded fund managed by Van Eck Associates Corporation, a registered investment company and the investment adviser to the underlying share issuer. The underlying share issuer is registered with the SEC as part of Van Eck Associates Corporation.

Information provided to or filed with the SEC by Van Eck Associates Corporation pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-123257 and 811-10325, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares trade on the NYSE Arca under the ticker symbol “GDX.”

The underlying share issuer is an exchange-traded fund that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies involved in the mining of gold or silver, as represented by the NYSE Arca Gold Miners Index. The NYSE Arca Gold Miners Index is a modified market capitalization-based index owned by NYSE Euronext. Please refer to the sections “Risk Factors” and “Fund Descriptions—Market Vectors® Gold Miners ETF” in the accompanying underlying supplement for important disclosures regarding the underlying shares, including certain risks that are associated with an investment linked to the underlying shares.

This pricing supplement relates only to the securities offered hereby and does not relate to the underlying shares or other securities of the underlying share issuer.  We have derived all disclosures contained in this pricing supplement regarding the underlying shares and the underlying share issuer from the publicly available documents described above. In connection with the offering of the securities, neither Citigroup Inc. nor CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying share issuer.

The securities represent obligations of Citigroup Inc. only. The underlying share issuer is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

Historical Information

The graph below shows the closing prices of the underlying shares for each day such price was available from January 2, 2008 to May 13, 2013.  The table that follows shows the high and low closing prices of, and dividends paid on, the underlying shares for each quarter in that same period.  We obtained the closing prices and other information below from Bloomberg L.P., without independent verification.  You should not take the historical prices of the underlying shares as an indication of future performance.

Market Vectors® Gold Miners ETF – Historical Closing Prices January 2, 2008 to May 13, 2013

May 2013	PS-8

Citigroup Inc.
Autocallable Securities Based on Shares of the Market Vectors® Gold Miners ETF Due November , 2013

Market Vectors® Gold Miners ETF	High	Low		Dividends
2008
First Quarter	$56.29	$46.50		$0.00000
Second Quarter	$51.40	$42.38		$0.00000
Third Quarter	$50.84	$27.95		$0.00000
Fourth Quarter	$33.96	$16.38		$0.00000
2009
First Quarter	$38.57	$28.20		$0.00000
Second Quarter	$44.55	$30.95		$0.00000
Third Quarter	$48.00	$35.14		$0.00000
Fourth Quarter	$54.78	$41.87		$0.11100
2010
First Quarter	$50.17	$40.22		$0.00000
Second Quarter	$54.07	$46.36		$0.00000
Third Quarter	$56.66	$47.09		$0.00000
Fourth Quarter	$63.80	$54.28		$0.40100
2011
First Quarter	$60.79	$53.12		$0.00000
Second Quarter	$63.95	$51.80		$0.00000
Third Quarter	$66.69	$53.75		$0.00000
Fourth Quarter	$63.32	$50.07		$0.15000
2012
First Quarter	$57.47	$48.75		$0.00000
Second Quarter	$50.37	$39.34		$0.00000
Third Quarter	$54.81	$40.70		$0.00000
Fourth Quarter	$54.25	$44.85		$0.46200
2013
First Quarter	$47.09	$35.91		$0.00000
Second Quarter (through May 13, 2013)	$37.45	$27.33	$	n/a

The closing price of the underlying shares on May 13, 2013 was $29.03.

We make no representation as to the amount of dividends, if any, that may be paid on the underlying shares in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the underlying shares.

United States Federal Tax Considerations

You should read carefully the discussion under "United States Federal Tax Considerations" and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing the securities, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.  There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•
Upon a sale or exchange of the securities, or retirement of the securities at maturity, you should recognize short-term capital gain or loss equal to the difference between the amount realized and your tax basis in the securities.

May 2013	PS-9

Citigroup Inc.
Autocallable Securities Based on Shares of the Market Vectors® Gold Miners ETF Due November , 2013

Under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to you with respect to the securities provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

You should read the section entitled "United States Federal Tax Considerations" in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $7.50 for each $1,000 stated principal amount security sold in this offering.  Broker-dealers affiliated with CGMI, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisers employed by such affiliated broker-dealers will receive a fixed sales commission, of $7.50 for each security they sell.  CGMI will pay the registered representatives of CGMI a fixed sales commission of $7.50 for each security they sell directly to the public.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and prospectus supplement and “Plan of Distribution” in the accompanying prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities.  We expect to hedge our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the securities declines.  This hedging activity could affect the closing price of the underlying shares and, therefore, the value of and your return on the securities.  For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Certain Additional Selling Restrictions

Chile

The securities are being offered as of the date hereof solely to Qualified Investors (Inversionistas Calificados) pursuant to the private placement exemption provided by General Rule No. 306 of the Superintendencia de Valores Y Seguros (the "SVS"). The offering of the securities has not been and will not be registered with the Chilean Securities Registry or the Registry of Foreign Securities of the SVS and, therefore, the securities are not subject to oversight by the SVS and may not be sold publicly in Chile. The issuer of the securities is not obligated to make information available publicly in Chile regarding the securities.

Peru

The information contained in this pricing supplement has not been reviewed by the Superintendencia del Mercado de Valores (Peruvian Securities Market Superintendency or SMV; formerly, the Comisión Nacional Supervisora de Empresas y Valores or CONASEV). Neither the Regulations for Initial Offers and Sale of Securities (CONASEV Resolution 141-98-EF/94.10) nor the obligations regarding the information applicable to securities registered with the Registro Público del Mercado de Valores (Peruvian Stock Market Public Registry) apply to this private offering.

May 2013	PS-10

Citigroup Inc.
Autocallable Securities Based on Shares of the Market Vectors® Gold Miners ETF Due November , 2013

Uruguay

In Uruguay, the securities are being placed relying on a private placement (“oferta privada”) pursuant to section 2 of law 18.627, as amended. The securities are not and will not be registered with the Central Bank of Uruguay to be publicly offered in Uruguay.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models.  CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”).  CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate.  CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness.  These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately forty-five days following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities.  The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the forty-five day temporary adjustment period.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2013 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

May 2013	PS-11